Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of R.R. Donnelley & Sons Company and subsidiaries and the effectiveness of R.R. Donnelley & Sons Company and subsidiaries’ internal control over financial reporting dated February 24, 2021, appearing in the Annual Report on Form 10-K of R.R. Donnelley & Sons Company and subsidiaries for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

August 6, 2021